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                                                                     Exhibit 4.3


                             PRICEINTERACTIVE, INC.
                        RESTRICTED STOCK AWARD AGREEMENT


         This Restricted Stock Award Agreement (this "AGREEMENT"), dated as of _______ (the "AWARD DATE"), is by and between PriceInteractive, Inc., a Delaware corporation (the "CORPORATION"), and __________ (the "PARTICIPANT"), an employee of the Corporation.

         1. AWARD OF RESTRICTED STOCK. Subject to the provisions of the PriceInteractive, Inc. Amended and Restated 2000 Restricted Stock Plan (the "PLAN") and this Agreement, the Corporation hereby grants to the Participant _______ shares (the "AWARD") of the Corporation's Class A Common Stock, par value $0.01 per share (the "CLASS A COMMON STOCK"), to which the conditions referred to in Section 2.16 of the Plan attach (the "RESTRICTED STOCK"). The Award evidenced by this Agreement shall be effective if and only if the merger (the "MERGER") of the Corporation with and into a subsidiary of iBasis, Inc., a Delaware corporation ("IBASIS"), is consummated in accordance with that certain Agreement and Plan of Merger and Reorganization among iBasis, the Corporation and the other parties thereto dated December 12, 2000 (the "MERGER AGREEMENT").

         2. VESTING CONDITIONS.

             (a) As used herein, "VESTING CONDITIONS" has the meaning set forth in Section 2.16 of the Plan, a copy of which is attached as EXHIBIT A.

             (b) The Participant generally shall have the rights and privileges of a stockholder as to the Restricted Stock, including the right to receive cash dividends and the right to vote. However, notwithstanding any other provision hereof, the following restrictions shall apply to the Restricted Stock: (i) the Participant shall not be entitled to delivery of a certificate for the Restricted Stock until the satisfaction of the Vesting Conditions; (ii) Restricted Stock may not be sold, transferred (except by will or the laws of descent and distribution), assigned, pledged or otherwise encumbered or disposed of prior to satisfaction of the Vesting Conditions; (iii) except for any shares of Restricted Stock with respect to which the Vesting Conditions have been satisfied prior to such date, or as otherwise expressly provided herein and in the Plan, the Participant shall forfeit and immediately transfer back to Corporation without payment all of the Restricted Stock, and all rights of the Participant to such Restricted Stock shall terminate without further obligation on the part of the Corporation, if and when the Participant ceases to be an employee of the Corporation. As a condition of the Award, the Corporation may require the Participant to deliver to the Corporation a duly signed stock power, endorsed in blank, with respect to the shares of Class A Common Stock subject to the Award.

         3. SATISFACTION OF VESTING CONDITIONS. Upon the satisfaction of the Vesting Conditions as to particular shares of Restricted Stock, the restrictions on the applicable number of shares of Restricted Stock shall terminate, and a stock certificate for such number of shares of Class A Common Stock shall be delivered, free and clear of all such restrictions, to the


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Participant or, subject to Section 4, the Participant's beneficiary or estate, as the case may be, subject to the provisions of Sections 6 and 7(e). The Corporation shall not be required to deliver any fractional share of Class A Common Stock, but will pay, in lieu thereof, the fair market value (as defined in the Plan, determined as of the date the conditions terminate) of such fractional share to the Participant or the Participant's beneficiary or estate, as the case may be. The Corporation shall pay any original issue tax that may be due upon the issuance of the Restricted Stock and all other costs incurred by the Corporation in issuing such shares of Class A Common Stock.

         4. NONTRANSFERABILITY OF RESTRICTED STOCK. The Restricted Stock is not transferable by the Participant (a) prior to the satisfaction of the Vesting Conditions except by will or the law of descent and distribution and (b) except following the satisfaction of the Vesting Conditions. Without limiting the generality of the foregoing, prior to the expiration of the Vesting Conditions, the Award and Restricted Stock may not be sold, transferred except as aforesaid, assigned, pledged, or otherwise encumbered or disposed of, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted sale, transfer, pledge, assignment or other encumbrance or disposition of the Restricted Stock contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Restricted Stock, shall be null and void and without effect.

         5. REORGANIZATION OR LIQUIDATION OF THE CORPORATION. In the event the Corporation is succeeded by another corporation in a reorganization, which term includes a merger, consolidation, acquisition of all or substantially all of the assets or voting stock of the Corporation, or other extraordinary transaction with similar effect, the Participant shall be entitled to receive (subject to any required action by stockholders) such securities of the surviving or resulting corporation or other consideration as the board of directors of such corporation shall determine to be as nearly equivalent as practicable to the nearest whole number and class of shares of stock or other securities or other consideration to which the Participant would have been entitled under the terms of such reorganization (without adjustment for any fractional interest thereby eliminated), as if, immediately prior to such event, the Participant had been the holder of record of the number of shares of Class A Common Stock which were then Restricted Stock without any restriction whatsoever. Any such shares of stock of other securities issued to the Participant in connection with any such reorganization shall, after any such reorganization, be deemed to be Restricted Stock for all purposes of this Agreement and the Plan. Notwithstanding the foregoing, all shares of Restricted Stock shall convert into shares of the Common Stock of iBasis upon the consummation of the Merger in accordance with
Section 2.5(c) of the Merger Agreement.

         6. COMPLIANCE WITH SECURITIES LAWS; LEGEND ON SHARE CERTIFICATES.

             (a) The Award and Restricted Stock have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or under any applicable state securities laws (the Securities Act and such state laws being hereinafter sometimes referred to as the "SECURITIES LAWS"). The Restricted Stock shall not be transferable except pursuant to the provisions of the Securities Laws. The Participant represents that the Participant (i) is acquiring the Restricted Stock for the Participant's own account and not with a view to reselling, splitting,


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sharing or otherwise participating in a distribution thereof in violation of any
Securities Laws, (ii) understands that the effect of such representation is that the Restricted Stock must be held indefinitely unless subsequently registered under the Securities Laws or an exemption from such registration is available at the time of any proposed sale or other transfer thereof, (iii) understands that the Corporation is under no obligation to register the Restricted Stock for resale, and (iv) is fully familiar with the circumstances under which the Participant is required to hold the Restricted Stock and the limitations upon transfer or other disposition thereof.

             (b) The Participant agrees that each certificate for the Restricted Stock shall be stamped or otherwise imprinted with legends in substantially the following forms:

                  (i) The shares represented hereby have not been registered under the Securities Act of 1933, as amended (the "ACT"), or under the state securities or blue sky laws of any state. Such shares may not be sold or transferred except pursuant to an effective registration statement under the Act or an opinion of counsel satisfactory to the Corporation that such registration is not required.

                  (ii) The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the PriceInteractive, Inc. Amended and Restated 2000 Restricted Stock Plan and the applicable Award Agreement thereunder, as each has been assumed by iBasis. Copies of such Plan and agreement are on file at the offices of iBasis.

         7. MISCELLANEOUS.

             (a) NOTICES. Any notice hereunder shall be in writing, and delivered or sent by first-class U.S. mail, postage prepaid, addressed to:

                  (i)      if to the Corporation, at:

                           PriceInteractive, Inc.
                           11800 Sunrise Valley Drive
                           Reston, VA  20191
                           Attn:   President

with a copy to:

                           iBasis, Inc.
                           20 Second Avenue
                           Burlington, MA  01803

                  (ii)     if to the Participant at:

                           -------------------------

                           -------------------------

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subject to the right of either party, by written notice hereunder, to designate at any time hereafter some other address.

             (b) COMPLIANCE WITH LAW AND REGULATIONS. The Restricted Stock shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. Notwithstanding any other provision of this Agreement, the restrictions on the Restricted Stock shall not terminate or expire if such termination or expiration would be contrary to applicable law.

             (c) NO EMPLOYMENT RIGHTS. Nothing in the Plan, this Agreement or the award of Restricted Stock shall confer upon the Participant any rights to continued employment with the Corporation or shall interfere with the right of the Corporation to terminate the Participant's employment with the Corporation.

             (d) SECTION 83(B) ELECTION. If the Participant elects, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended from time to time, or subsequent comparable statute (the "CODE"), to recognize ordinary income in the year in which the Restricted Stock is awarded, the Participant shall furnish to the Corporation a copy of a completed and signed election form and shall pay (or make arrangements satisfactory to the Corporation to pay) to the Corporation, within sixty (60) days after the Award Date, any Federal, state and local taxes required to be withheld with respect to the Award.

             (e) WITHHOLDING. Prior to the satisfaction of the Vesting Conditions, the Participant shall make arrangements with the Corporation to pay or otherwise satisfy any Federal, state and local tax withholding requirements with respect to the Award. The Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any Federal, state and local taxes required by law to be withheld or collected with respect to the Award.

             (f) EMPLOYMENT BY AFFILIATES. For the purpose of this Agreement, employment by a parent or subsidiary of, or a successor to, the Corporation shall be considered employment by the Corporation. "Subsidiary" as used herein shall have the meaning of "subsidiary corporation" as defined in Section 424 of the Code.

             (g) PLAN GOVERNS. The Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by its terms, all of which are incorporated herein by reference. The Plan shall govern in the event of any conflict between this Agreement and the Plan.

             (h) CHOICE OF LAW. This Agreement shall be construed in accordance with and be governed by the laws of the State of Delaware.

             (i) COUNTERPARTS. This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

                                 PRICEINERACTIVE, INC.



                                 ----------------------------------------------
                                 By:      Daniel J. Price
                                 Title:   President and Chief Executive Officer



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                                 ---------------------------------, Participant